Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-228614
(To Prospectus dated  December 26, 2018,
Prospectus Supplement dated  November 19, 2020
and Product Prospectus Supplement EQUITY LIRN-1 dated  February 21, 2020)

412,267 Units $10 principal amount per unit CUSIP No. 06417X523	Pricing Date Settlement Date Maturity Date	December 22, 2021 January 3, 2022 December 27, 2024

Sustainability Bonds
Leveraged Index Return Notes® Linked to a Global Equity Index Basket
●    Maturity of approximately three years
●    128.50% upside exposure to increases in the Basket
●    1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of your principal at risk
●    The Basket is comprised of the S&P 500® Index, the EURO STOXX 50® Index and the MSCI® Emerging Markets IndexSM. Each of the Basket Components was given an approximately equal weight
●    All payments occur at maturity and are subject to the credit risk of The Bank of Nova Scotia
●    No periodic interest payments
●    In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
●    Limited secondary market liquidity, with no exchange listing
●    The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-6 of product prospectus supplement EQUITY LIRN-1.
The initial estimated value of the notes as of the pricing date is $9.548 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-26 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.000	$4,122,670.00
Underwriting discount	$0.225	$92,760.07
Proceeds, before expenses, to BNS	$9.775	$4,029,909.93
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
December 22, 2021

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Summary
The Sustainability Bonds—Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes provide you a leveraged return if the Ending Value of the Market Measure, which is the global equity index basket described below (the “Basket”), is greater than the Starting Value (as determined below). If the Ending Value is less than the Starting Value, you will lose some or all of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket is comprised of the S&P 500® Index, the EURO STOXX 50® Index and the MSCI® Emerging Markets IndexSM (each a “Basket Component”). Each of the Basket Components was given an approximately equal weight.
The economic terms of the notes (including the Participation Rate) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-26.
Terms of the Notes		Redemption Amount Determination
Issuer:	The Bank of Nova Scotia (“BNS”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately three years
Market Measure:
A global equity index basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”) and the MSCI® Emerging Markets IndexSM (Bloomberg symbol: “MXEF”). Each Basket Component is a price return index.

Starting Value:	100.00
Ending Value:
The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product prospectus supplement EQUITY LIRN-1.

Threshold Value:	100.00 (100.00% of the Starting Value)
Participation Rate:	128.50%.
Maturity Valuation Period:	December 13, 2024, December 16, 2024, December 17, 2024, December 18, 2024 and December 19, 2024.
Fees and Charges:	The underwriting discount of $0.225 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-26.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).

Sustainability Bonds— Leveraged Index Return Notes®	TS-2

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

The terms and risks of the notes are contained in this term sheet and in the following:
■	Product prospectus supplement EQUITY LIRN-1 dated February 21, 2020: https://www.sec.gov/Archives/edgar/data/9631/000091412120000697/bn54730277-424b2.htm
■	Prospectus supplement dated November 19, 2020: https://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
■	Prospectus dated December 26, 2018: https://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.  You should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. When you read the accompanying product prospectus supplement, please note that all references in such supplement to the prospectus supplement dated December 26, 2018 or to any sections therein should refer instead to the accompanying prospectus supplement dated November 19, 2020 or to the corresponding sections of such prospectus supplement, as applicable, unless the context otherwise requires. Capitalized terms used but not defined in this term sheet have the meanings set forth in product prospectus supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
●    You anticipate that the Basket will increase from the Starting Value to the Ending Value.
●    You are willing to risk a substantial loss of principal if the Basket decreases from the Starting Value to the Ending Value.
●    You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
●    You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
●    You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
●    You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

●   You believe that the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
●    You seek principal repayment or preservation of capital.
●    You seek interest payments or other current income on your investment.
●    You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
●    You seek an investment for which there will be a liquid secondary market.
●    You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.
●    You seek an investment that is linked to a Market Measure with Basket Components that screen for companies that have a sustainability, environmental, social and/or governance focus or impact.

We urge you to consult your investment, legal, tax, accounting, and other advisors regarding an investment in the notes.
Sustainability Bonds— Leveraged Index Return Notes®	TS-3

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Hypothetical Payout Profile and Examples of Payments at Maturity

Leveraged Index Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 128.50% and the Threshold Value of 100.00% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 128.50%, the Threshold Value of 100.00 and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent hypothetical levels of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see the “Basket Component” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.0000	-100.000%
25.00	-75.00%	$2.5000	-75.000%
50.00	-50.00%	$5.0000	-50.000%
80.00	-20.00%	$8.0000	-20.000%
90.00	-10.00%	$9.0000	-10.000%
100.00(1)(2)	0.00%	$10.0000	0.000%
102.00	2.00%	$10.2570	2.570%
105.00	5.00%	$10.6425	6.425%
110.00	10.00%	$11.2850	12.850%
120.00	20.00%	$12.5700	25.700%
130.00	30.00%	$13.8550	38.550%
140.00	40.00%	$15.1400	51.400%
150.00	50.00%	$16.4250	64.250%

(1)	This is the Threshold Value.
(2)	The Starting Value was set to 100.00 on the pricing date.

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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Redemption Amount Calculation Examples
Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	50.00
Redemption Amount per unit

Example 2
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	105.00
Redemption Amount per unit

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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product prospectus supplement EQUITY LIRN-1, page S-2 of the prospectus supplement, and page 5 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors.
Structure-Related Risks
■	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■	Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.
Market Measure-Related Risks
■	Changes in the level of one Basket Component may be offset by changes in the level of the other Basket Component.
■	An Index sponsor (as defined below) may adjust the relevant Basket Component in a way that may adversely affect its level and your interests, and has no obligation to consider your interests.
■
You will have no rights of a holder of the securities included in the Basket Components or of a holder with a short position directly in the Basket Components (or the securities included in the Basket Components), and you will not be entitled to receive securities or dividends or other distributions by the issuers of the securities included in the Basket Components.

■
While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Basket Components, and have not verified any disclosure made by any other company.

■
Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

Valuation- and Market-Related Risks
■
Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-26.

■
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set.  These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Basket, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

■
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

Sustainability Bonds— Leveraged Index Return Notes®	TS-6

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

■
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
■
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
General Credit Risks
■
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks
■	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
■
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 62 of the prospectus dated December 26, 2018, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-41 of product prospectus supplement EQUITY LIRN-1.

Additional Risk Factors
Additional Risk Factors Related to the Notes
The notes may not be a suitable investment for all investors seeking exposure to green or social assets.
BNS will exercise its judgement and sole discretion in determining the businesses and projects that will be financed by the proceeds of the notes. If the use of the proceeds of the notes is a factor in an investor’s decision to invest in the notes, they should consider the disclosure in “Use of Proceeds” and consult with their legal or other advisers before making an investment in the notes. While it is the intention of BNS, there can be no assurance that any of the businesses and projects funded with the proceeds from the notes will meet the criteria for Eligible Assets (as defined in “Use of Proceeds”) in the Scotiabank Sustainable Bond Framework Eligibility Criteria (as described herein) or an investor’s expectations or requirements, whether as to green or social impact or outcome or otherwise.
Furthermore, while the intention of BNS is to allocate an amount equal to the net proceeds from this offering as described in “Use of Proceeds”, there is no contractual obligation to allocate such amount to finance Eligible Assets or to provide annual progress reports as described therein.
BNS’s failure to so allocate or report or the failure of any of the businesses and projects funded with the proceeds from the notes to meet the Scotiabank Sustainable Bond Framework Eligibility Criteria will not constitute an event of default with respect to the notes or give rise to any other claim by a holder of the notes against BNS. Any such failure may affect the value of the notes and/or have adverse consequences for certain investors with portfolio mandates to invest in green or social assets. The market price of the notes may be impacted by BNS’s failure to allocate an amount equal to the net proceeds from this offering to Eligible Assets, to publicly report on such allocation, or to meet or continue to meet the investment requirements of investors with respect to the notes. In addition, the withdrawal of any report, assessment, opinion or certification as described above, or any such report, assessment, opinion or certification attesting that BNS is not complying in whole or in part with any matters for which such report, assessment, opinion or certification is reporting, assessing, opining or certifying may have a material adverse effect on the value of the notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose. Any such event or failure by BNS will not constitute a default or event of default under the notes or the indenture (as described under “Description of the Debt Securities We May Offer” in the accompanying prospectus).
BNS may invest the net proceeds of the notes entirely in Eligible Green Assets (as defined herein), entirely in Eligible Social Assets (as defined herein), or in a combination thereof, in its sole discretion, which may have adverse consequences for certain investors with
Sustainability Bonds— Leveraged Index Return Notes®	TS-7

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

portfolio mandates to invest solely in green assets or social assets or whose mandates may otherwise conflict with BNS’s allocation of net proceeds of the notes to particular asset categories.
Furthermore, it should be noted that there is currently no clearly-defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green”, “social”, or an equivalently labelled project or business, nor as to what precise attributes are required for a particular project or business to be defined as “green”, “social”, or such other equivalent label, nor can any assurance be given that such a clear definition or consensus will develop over time. Accordingly, while it is the intention of BNS, no assurance is or can be given to investors that any projects or uses the subject of, or related to, any Eligible Assets selected to receive an allocation of funds from the proceeds of the notes will meet any or all investor expectations regarding such “green”, “social”, or other equivalently-labelled performance objectives, or that any adverse environmental and/or other impacts will not occur during the implementation of any projects or uses the subject of, or related to, any of the Eligible Assets funded with the proceeds from the notes.
No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any report, assessment, opinion or certification of any third party (whether or not solicited by BNS) which may be made available in connection with the issue of the notes and in particular with any of the businesses and projects funded with the proceeds from the notes to fulfil any environmental, social and/or other criteria. For the avoidance of doubt, none of the Scotiabank Sustainable Bond Framework, the second party opinion or any other report, assessment, opinion or certification is, nor shall they be deemed to be, incorporated in and/or form part of this term sheet. Any such report, assessment, opinion or certification is not, nor should be deemed to be, a recommendation by BNS or any other person to buy, sell or hold the notes. The second party opinion and any such other report, assessment, opinion or certification is only current as at the date that it was initially issued. Prospective investors must determine for themselves the relevance of any such report, assessment, opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in any notes. The providers of such reports, assessments, opinions and certifications are not currently subject to any specific regulatory or other regime or oversight.
While it is the intention of BNS to allocate an amount equal to the net proceeds from this offering and obtain and publish the relevant reports, assessments, opinions and certifications in, or substantially in, the manner described in “Use of Proceeds”, there can be no assurance that BNS will be able to do this. Nor can there be any assurance that any eligible projects will be completed within any specified period or at all or with the results or outcome (whether or not related to the environment or social projects) as originally expected or anticipated by BNS.
The Basket Components do not screen for companies that have a sustainability, environmental, social and/or governance focus or impact.
Notwithstanding the intended use of proceeds from the sale of the notes (as further described in “Use of Proceeds” below), the Basket Components which comprise the Market Measure to which your notes are linked are not a so-called “ESG” indices, nor are they intended to be. In general, ESG indices focus on environmental, social and/or governance factors using qualitative, quantitative and/or exclusionary criteria to screen index components for these factors. There is no assurance as to the sustainability, environmental, social and/or governance focus or impact of the businesses or products of the companies included in each Basket Component. The Basket Components may include companies whose businesses or products would not be included in an ESG index, such as, for example, companies involved in producing tobacco and weapons.  If the sustainability, environmental, social and/or governance focus or impact of the companies included in the Basket Components is a factor in an investor’s decision to invest in notes, the Market Measure to which the notes are linked may not be appropriate for the investor. Investors should consult with their legal or other advisers before making an investment in the notes.
Additional Risk Factors Related to General Credit Considerations
The COVID-19 virus may have an adverse impact on BNS.
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which BNS operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which BNS operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of BNS’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on BNS’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to BNS’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of BNS. As a result, the business, results of operations, corporate reputation and financial condition of BNS could be adversely impacted for a substantial period of time.
Other Terms of the Notes
Market Measure Business Day
The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product prospectus supplement EQUITY LIRN-1.
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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

A “Market Measure Business Day” means a day on which:
(A)
each of the New York Stock Exchange and the Nasdaq Stock Market (as to the S&P 500® Index), the Eurex (as to the EURO STOXX 50® Index) and the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, the Korea Stock Exchange and Shanghai Stock Exchange (as to MSCI® Emerging Markets IndexSM) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

The Basket
The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of the LIRNs—Basket Market Measures” beginning on page PS-34 of product prospectus supplement EQUITY LIRN-1.
On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:
Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
S&P 500® Index	SPX	33.34%	4,696.56	0.00709881	33.34
EURO STOXX 50® Index	SX5E	33.33%	4,217.06	0.00790361	33.33
MSCI Emerging Markets IndexSM	MXEF	33.33%	1,209.88	0.02754819	33.33
				Starting Value	100.00
(1)	These were the closing levels of the Basket Components on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100.00, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each calculation day during the Maturity Valuation Period by summing the products of the closing level for each Basket Component on such calculation day and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described beginning on page PS-37 of product prospectus supplement EQUITY LIRN-1 in the section “Description of LIRNs—Ending Value of the Basket”.
Sustainability Bonds— Leveraged Index Return Notes®	TS-10

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2011 through December 22, 2021.  The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2010, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

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Sustainability Bonds— Leveraged Index Return Notes®	TS-11

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

The Basket Components
All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of S&P Dow Jones Indices LLC, with respect to the S&P 500® Index (which we refer to in this section as the “SPX”), STOXX Limited (“STOXX”), with respect to the EURO STOXX 50® Index (which we refer to in this section as the “SX5E”), and MSCI Inc. (“MSCI”), with respect to the MSCI® Emerging Markets IndexSM (which we refer to in this section as the “MXEF”) (S&P Dow Jones Indices LLC, STOXX and MSCI together, the “Index sponsors”). The Index sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of any Index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index" beginning on page PS-29 of product prospectus supplement EQUITY LIRN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.
The S&P 500® Index
General
The SPX includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The SPX is designed to provide a performance benchmark for the U.S. equity markets. The SPX is calculated based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. The Index sponsor chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.
As of November 30, 2021, the 505 companies included in the Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (29.3%); Consumer Discretionary (13.2%); Health Care (12.7%); Financials (10.8%); Communication Services (10.4%); Industrials (7.8%); Consumer Staples (5.6%); Energy (2.7%); Real Estate (2.6%); Materials (2.5%) and Utilities (2.4%). (Sector designations are determined by the Index sponsor using criteria it has selected or developed. Different index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
Calculation of the SPX
The SPX is calculated using a base-weighted aggregate methodology. The SPX is a price return index. The value of the SPX on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX multiplied by the float-adjusted number of shares of such stock included in the SPX, and the denominator of which is the divisor, which is described more fully below.
The SPX is also sometimes called a “base-weighted index” because of its use of a divisor. The “divisor” is a value calculated by the Index sponsor that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date.” The level of the SPX reflects the total market value of all index stocks relative to the index’s base date of 1941-43. The Index sponsor set the base value of the SPX on the base date at 10.
Maintenance of the SPX
In order to keep the SPX comparable over time, the Index sponsor engages in an index maintenance process. The SPX maintenance process involves changing the constituents, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions.
Divisor Adjustments
The two types of adjustments primarily used by the Index sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, the Index sponsor derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the SPX’s post-event value to the pre-event level.
Constituent Changes
Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the SPX that are employed by the
Sustainability Bonds— Leveraged Index Return Notes®	TS-12

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Index sponsor include an unadjusted market capitalization of $13.1 billion or more (as of June 30, 2021), adequate liquidity, reasonable price, U.S. domicile, listing on a major exchange, public float of 50% or more, industry sector, financial viability and, for IPOs, a seasoning period of six to twelve months. Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they violate one or more of the inclusion criteria. Companies that experience a trading halt may be retained or deleted in the Index sponsor’s discretion. The Index sponsor evaluates additions and deletions with a view to maintaining SPX continuity.
Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, public availability of data, local market practice, and whether the change represents more than 5% of the float-adjusted share count. Changes as a result of mergers or acquisitions are implemented as soon as reasonably possible, regardless of the size of the change to the number of shares. At the Index sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below.
Changes that result from other corporate actions will be implemented as soon as practicable if the change to the float-adjusted share count is more than 5%. For smaller changes, on the third Friday of the last month in each calendar quarter, the Index sponsor updates the share totals of companies in the SPX as required by any changes in the float-adjusted number of shares outstanding. The Index sponsor implements a share freeze the week leading up to the effective date of the quarterly share count updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the float-adjusted share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the SPX. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed by the Index sponsor on a weekly basis, and when appropriate, an immediate adjustment is made to the divisor.
In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. To this end, the Index sponsor defines three groups of shareholders whose holdings are presumed to be for control, rather than investment purposes. The groups are:
●	holdings by other publicly traded corporations, venture capital firms, private equity firms, or strategic partners or leveraged buyout groups;
●	holdings by government entities, including all levels of government within the United States or foreign countries, except for pension and retirement funds; and
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holdings by current or former officers and directors of the company, funders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

In the case that any of these control groups hold 5% or more of a company’s stock, the shares of all three groups will be excluded from the float-adjusted share count to be used in SPX calculations.
For each stock an Investable Weight Factor (“IWF”) is calculated:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held in one or more of the three groups listed above (subject to the 5% threshold).
Adjustments for Corporate Actions
There are a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require the Index sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. Several types of corporate actions, and their related adjustments, are listed in the table below.
Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count.	No – share count and price changes are off-setting

Sustainability Bonds— Leveraged Index Return Notes®	TS-13

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization
Spin-off if spun-off company is not being added to the SPX	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)
Spin-off if spun-off company is being added to the SPX and no company is being removed	No	No
Spin-off if spun-off company is being added to the SPX and another company is being removed	No.	Yes – divisor adjustment reflects deletion
Special dividends	No.	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value

Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the SPX	No.	Yes – divisor is adjusted by the net change in market value
Rights offering	No.	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)
Disruptions due to Exchange Closure
Sustainability Bonds— Leveraged Index Return Notes®	TS-14

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index sponsor will calculate the closing level of the SPX based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the SPX. If an exchange fails to open due to unforeseen circumstances, the SPX will use the prior day’s closing prices. If all exchanges fail to open, the Index sponsor may determine not to publish the SPX for that day.
The following graph shows the daily historical performance of the SPX in the period from January 1, 2011 through December 22, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SPX was 4,696.56.
Historical Performance of the S&P 500® Index

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This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the levels of the S&P 500® Index.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee.
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, BofAS or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.
Sustainability Bonds— Leveraged Index Return Notes®	TS-15

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
Sustainability Bonds— Leveraged Index Return Notes®	TS-16

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

The EURO STOXX 50® Index
The SX5E is a capitalization-weighted index of 50 European blue-chip stocks in 11 Eurozone countries. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the SX5E is disseminated on, and additional information about the SX5E is published on, the STOXX website. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this term sheet.
As of November 30, 2021, the top ten industry sectors which comprise the SX5E represent the following weights in the SX5E: Technology (17.4%), Industrial Goods & Services (14.3%), Consumer Products & Services (10.7%), Chemicals (8.8%), Banks (7.5%), Health Care (7.3%), Insurance (5.4%), Automobile & Parts (5.2%), Energy (4.5%) and Food, Beverage & Tobacco (3.8%). As of November 30, 2021, the eight countries which comprise the SX5E represent the following weights in the SX5E: France (35.4%), Germany (32.0%), Netherlands (18.1%), Spain (5.5%), Italy (5.0%), Ireland (1.8%), Belgium (1.4%) and Finland (0.8%).
Index Composition and Maintenance
For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.
The SX5E components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.
The SX5E is subject to a “fast exit rule.” The SX5E components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it ranked 75 or below on the selection list of the previous month. The highest-ranked stock that is not an SX5E component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.
The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated at the end of February, May, August or November and (b) it ranks within the “lower buffer” (ranks 1-25) on this selection list.
The SX5E is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Index Calculation
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
Index = free float market capitalization of the Index at the time divisor of the Index at the time
The “free float market capitalization of the Index” is equal to the sum of the products of the closing price, number of shares, free float factor, and weighting cap factor for the component company as of the time that the SX5E is being calculated.
The SX5E is calculated using a divisor that helps to maintain the continuity of the SX5E’s value so that corporate actions do not artificially increase or decrease the level of the SX5E.The divisor of the SX5E is adjusted to maintain the continuity of the SX5E’s values across changes due to corporate actions, such as cash dividends, rights offerings, stock dividends from treasury shares, repurchases of shares and self-tender, and spin-offs.
Sustainability Bonds— Leveraged Index Return Notes®	TS-17

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2011 through December 22, 2021. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SX5E was 4,217.06.
Historical Performance of the EURO STOXX 50® Index

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This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the levels of the SX5E.
License Agreement
BNS has entered into a non-exclusive license agreement with STOXX, which grants BNS a license in exchange for a fee to use the SX5E in connection with the issuance of certain securities, including the notes.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to BNS, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:
●	sponsor, endorse, sell or promote the notes;
●	recommend that any person invest in the notes or any other financial products;
●	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;
●	have any responsibility or liability for the administration, management or marketing of the notes; and
●	consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise) in connection with the notes or their performance.
STOXX does not assume any contractual relationship with the purchasers of the notes or any third parties.
Specifically,
●	The Sponsor, Deutsche Börse Group and their licensors, research partners or data providers do not make any warranty, express or implied and disclaim any and all warranty about:
●	the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
●	the accuracy, timeliness, and completeness of the SX5E or its data;
●	the merchantability and the fitness for a particular purpose or use of the SX5E or its data; and

Sustainability Bonds— Leveraged Index Return Notes®	TS-18

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

●	the performance of the notes generally.
●	STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any liability, for any errors, omissions or interruptions in the SX5E or its data; and
●
under no circumstances will Deutsche Börse Group and their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SX5E or its data or generally in relation to the notes, even in circumstances where the Sponsor Deutsche Börse Group and their licensors, research partners or data providers are aware that such loss or damage may occur.

Sustainability Bonds— Leveraged Index Return Notes®	TS-19

Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

The MSCI® Emerging Markets IndexSM
The MSCI indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired the rights to license the MSCI indices in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI indices to MSCI, a Delaware corporation formed and operated jointly by Morgan Stanley and Capital International S.A. In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, and firm-wide investment risk management systems and services and merged this with MSCI. In 2007, MSCI completed an initial public offering and was listed on the New York Stock Exchange, with Morgan Stanley retaining a controlling interest. In 2009, MSCI and Morgan Stanley fully separated. The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.
All information regarding the index reflects the policies of, and is subject to change by, MSCI.
The MXEF offers a representation of emerging markets based on the following countries: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The MXEF covers approximately 85% of the free float-adjusted market capitalization in each country. It is based on the Global Investable Market Indices methodology which emphasizes index liquidity, investability and replicability. The MXEF has a base value of 100.00 and a base date of December 31, 1987.
The Country Indices
The components of each MSCI EM Constituent Country Index used to be selected by MSCI from among the universe of securities eligible for inclusion in the MSCI EM Constituent Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant MSCI EM Constituent Country Index are included) and (iii) meet certain other investability criteria. Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each MSCI EM Constituent Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion-but will still be subject to liquidity, foreign investment restrictions and other investability adjustments. MSCI defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.
Calculation of the MSCI EM Constituent Country Indices
Each MSCI EM Constituent Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each MSCI EM Constituent Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.
Each component is included in the relevant MSCI EM Constituent Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that MSCI EM Constituent Country Index. MSCI defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.
Calculation of the MXEF
The performance of the MXEF on any given day represents the weighted performance of all of the components included in all of the MSCI EM Constituent Country Indices. Each component in the MXEF is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the MSCI EM Constituent Country Indices.
Maintenance of and Changes to the MXEF
MSCI maintains the MXEF with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the MXEF, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and low turnover in the MXEF.
As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:
●
semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the MXEF;

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quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the MXEF); and

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ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.
Prices and Exchange Rates
Prices
The prices used to calculate the MXEF are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.
Exchange Rates
MSCI uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. MSCI uses WM / Reuters rates for all countries for which it provides indices.
In case WM / Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. MSCI independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.
The following graph shows the daily historical performance of the MXEF in the period from January 1, 2011 through December 22, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MXEF was 1,209.88.
Historical Performance of the MSCI Emerging Markets IndexSM

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This historical data on the MXEF is not necessarily indicative of the future performance of the MXEF or what the value of the notes may be. Any historical upward or downward trend in the level of the MXEF during any period set forth above is not an indication that the level of the MXEF is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the levels of the MXEF.
License Agreement
We have entered into a non-exclusive license agreement with MSCI providing for the license to us, in exchange for a fee, to use the Index in connection with the issuance and marketing of securities, including the notes.
The license agreement provides that the following language must be stated in this term sheet:
THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. ("MSCI"), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BNS. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION
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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF A NOTE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.
ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
No purchaser, seller, or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.
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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Use of Proceeds
An amount equal to the net proceeds to BNS from the sale of the notes will be allocated to fund the financing or refinancing, in whole or in part, of new or existing assets, businesses or projects (“Eligible Green Assets” or “Eligible Social Assets”, as applicable, and collectively, the “Eligible Assets”) that meet the Eligibility Criteria as described below and in BNS’ Sustainable Bond Framework dated July 2021 (as may be amended from time to time, the “Scotiabank Sustainable Bond Framework.
The Scotiabank Sustainable Bond Framework has been developed in line with the International Capital Market Association’s Green Bond Principles 2021, Social Bond Principles 2021 and Sustainability Bond Guidelines 2021 with the following four core components: (1) Use of Proceeds, (2) Process for Project Evaluation and Selection, (3) Management of Proceeds and (4) Reporting. The Scotiabank Sustainable Bond Framework is available at https://www.scotiabank.com/content/dam/scotiabank/canada/en/documents/about/investors-shareholders/funding-programs/SCOTIABANK-SUSTAINABLE-BOND-FRAMEWORK-2021.pdf. The contents of such website are not incorporated by reference into this term sheet.
Eligibility Criteria
The Scotiabank Sustainable Bond Framework Eligibility Criteria includes the following Green Eligible Categories and Social Eligible Categories (together, the “Eligible Categories”):
Green Eligible Categories:

●	Renewable energy

●	Energy efficiency

●	Pollution prevention and control

●	Environmentally sustainable management of living natural resources and land use

●	Clean transportation

●	Terrestrial and aquatic biodiversity conservation

●	Sustainable water and wastewater management

●	Green buildings
Social Eligible Categories:

●	Affordable basic infrastructure

●	Access to essential services

●	Women-owned business lending

●	Affordable/community housing

●	Leadership in diversity and inclusion

●	Creating economic resilience

A business will be considered eligible for financing using the net proceeds from the notes only if it derives 90% or more of its revenues from activities in the Eligible Categories. In such instances, the financing can be used by the organization for general purposes.
BNS commits itself to not knowingly be involved in financing projects or activities related to weapons, gambling, predatory lending, tobacco or adult entertainment through the proceeds of the notes.
Process for Project Evaluation and Selection
BNS’ Asset & Liability Committee (“ALCO”) will oversee the implementation of the Scotiabank Sustainable Bond Framework. The ALCO will be responsible for reviewing and approving (i) the pool of Eligible Assets (the “Eligible Asset Portfolio”), (ii) the Scotiabank Sustainable Bond Framework and any changes thereto, and (iii) the Sustainable Bond Annual Report, among other responsibilities outlined in the Framework.
Management of Proceeds

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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

The Eligible Asset Portfolio is intended to be dynamic, with new Eligible Assets added and existing Eligible Assets removed, when applicable. The net proceeds from the notes will be deposited in BNS’s general account and an amount equal to the net proceeds will be earmarked for allocation to the assets in the Eligible Assets Portfolio. The balance of the tracked proceeds will be adjusted on a quarterly basis in order to match allocated proceeds to Eligible Assets financed or refinanced during this period.
The net proceeds can be attributed to Eligible Assets originated or refinanced up to 36 months before the issuance of the notes. BNS aims to have fully allocated an amount equal to the net proceeds of the notes within 18 months of issuance. BNS will use its best efforts to substitute any Eligible Assets that are no longer eligible, as soon as practical once an appropriate substitution option has been identified.
Pending allocation or reallocation, as the case may be, of the net proceeds, BNS will invest the balance of the net proceeds, at its own discretion, in cash and/or cash equivalents and/or other liquid marketable instruments, consistent with BNS’s liquidity management activities. The payment of principal and interest on the notes will be made from BNS’s general funds and will not be linked to the performance of any Eligible Assets.
Reporting
BNS will provide investors with annual updates regarding (1) net proceeds raised from the notes, (2) aggregate amounts of funds allocated to finance or refinance each of the Eligible Categories, and (3) the balance of unallocated proceeds at the reporting period end date. Reporting will be produced at the relevant Eligible Category level and will be readily available on BNS’s corporate website. The contents of such website are not incorporated by reference into this term sheet.
BNS will also report annually on relevant environmental and social impact metrics of such financed or refinanced assets where feasible and it will disclose measurement methodology for quantitative indicators.
BNS has obtained a second party opinion from Sustainalytics on the Scotiabank Sustainable Bond Framework.
On an annual basis, an external auditor will verify the tracking of the notes’ proceeds and compliance with the Scotiabank Sustainable Bond Framework Eligibility Criteria and provide a third party assurance report with respect thereto.
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Sustainability Bonds Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due December 27, 2024

Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-23 of product prospectus supplement EQUITY LIRN-1.
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Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 20 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product prospectus supplement EQUITY LIRN-1.
Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-42 of product prospectus supplement EQUITY LIRN-1.
No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.
Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Basket. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Section 1297. We will not attempt to ascertain whether any entity the stock of which is included in any Basket Component would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the Internal Revenue Service (the “IRS”) released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may
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include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to any Basket Component or any stocks comprising any Basket Component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Components, any stocks comprising any Basket Component or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Components, any stocks comprising any Basket Component or your notes.  If you enter, or have entered, into other transactions in respect of the Basket Components, any stocks comprising any Basket Component or your notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable
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payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS and those of the issuers of the stocks included in the Basket Components).
Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the notes offered by this term sheet have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to BNS’s Form F-3 filed with the SEC on November 30, 2018.
Where You Can Find More Information
We have filed a registration statement (including a product prospectus supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates.  You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Sustainability Bonds— Leveraged Index Return Notes®	TS-29